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                 LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
                       TRUST COMPANIES AND OTHER NOMINEES

                             REGARDING THE OFFER BY
                         THE NEW SOUTH AFRICA FUND INC.
                          TO PURCHASE FOR CASH 449,652
                         ISSUED AND OUTSTANDING SHARES
                          AT NET ASSET VALUE PER SHARE

TO: BROKERS, DEALERS, COMMERCIAL BANKS,
     TRUST COMPANIES AND OTHER NOMINEES:

     Pursuant to your request, we are enclosing herewith the material listed below relating to the offer by The New South Africa Fund Inc. (the "Fund") to purchase 449,652 of its issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), for cash at a price equal to their net asset value ("NAV") determined as of the close of the regular trading session of the New York Stock Exchange ("NYSE") on July 29, 1998, subject to the terms and conditions set forth in the Offer to Purchase, dated July 1, 1998, and the related Letter of Transmittal (which together constitute the "Offer").

     THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 29, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE"). If the Offer is extended beyond July 29, 1998, the purchase price for Shares will be their NAV determined as of the close of the regular trading session of the NYSE on the Expiration Date, as extended.

     The following documents are enclosed:

          (1) OFFER TO PURCHASE, DATED JULY 1, 1998;

          (2) LETTER OF TRANSMITTAL TO BE USED TO TENDER SHARES;

          (3) GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER;

          (4) NOTICE OF GUARANTEED DELIVERY; AND

          (5) LETTER TO CLIENTS, WHICH MAY BE SENT UPON ANY REQUEST FOR INFORMATION BY YOUR CLIENTS FOR WHOSE ACCOUNT YOU HOLD SHARES REGISTERED IN YOUR NAME (OR IN THE NAME OF YOUR NOMINEE) WITH SPACE PROVIDED FOR OBTAINING SUCH CLIENTS' INSTRUCTIONS WITH REGARD TO THE OFFER.

     PLEASE NOTE THE EXPIRATION DATE AND THE WITHDRAWAL DEADLINE IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 29, 1998, UNLESS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6 of the Letter of Transmittal. Backup tax withholding at a 31% rate may be required unless an exemption is proved or unless the required taxpayer identification information is or has previously been provided. Certain withholdings may also apply with respect to payments to non-U.S. stockholders. See Instruction 11 of the Letter of Transmittal.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
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     If a client instructs you by telephone to tender Shares, please record the telephone conversation (in accordance with applicable law) and ask the client to affirm that the Shares tendered by such client represent and will represent all Shares actually owned by such client as of the date of purchase of Shares pursuant to the Offer, and all Shares constructively owned by such client as of such date under Section 318 of the Internal Revenue Code of 1986, as amended, have been or will be tendered pursuant to the Offer.

     Additional copies of the enclosed material may be obtained from MacKenzie Partners, Inc., the Information Agent, by calling 1-800-322-2885 toll-free. Any question you have with respect to the Offer should be directed to the Information Agent at the number indicated in the previous sentence.

                                                  Very truly yours,

                                                  THE NEW SOUTH AFRICA FUND INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE FUND, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED HEREIN.

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